Summary of Unitrin, Inc.

Named Executive Officer Compensation

Name and Title	2005 Base Salary ($)	2006 Base Salary ($)	2005 Bonus ($)(1)	2006 Stock Option Grant (#)(2)
Richard C. Vie Chairman of the Board & Chief Executive Officer	1,000,000	1,000,000	605,000	100,000
Donald G. Southwell President & Chief Operating Officer	825,000	900,000	499,125	100,000
Eric J. Draut Executive Vice President & Chief Financial Officer	600,000	650,000	363,000	50,000
Scott Renwick Senior Vice President, General Counsel & Secretary	410,000	450,000	248,050	25,000
Richard Roeske Vice President & Chief Accounting Officer	235,000	260,000	70,000	15,000

(1) Cash bonus for 2005 payable in 2006.

(2) Number of shares of the Company's common stock subject to the options granted pursuant to the 1997 or 2002 Stock Option Plan.

February 1, 2006